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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                 CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 24, 1997
                                                 ------------------------






                    CAPITAL GROWTH MORTGAGE INVESTORS, L.P.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                            33-7707                    13-3434580
  ----------------------------              ----------------          ----------------------
  (State or other jurisdiction              (Commission File              (IRS Employer
       of incorporation                          Number)              Identification Number)



3 World Financial Center, 29th Floor, New York, New York           10285-2900
--------------------------------------------------------           ----------
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code   (212) 526-3062
                                                   --------------------

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                      INFORMATION TO BE INCLUDED IN REPORT

Item 2.         Acquisition or Disposition of Assets.

        As described in the Partnership's Form 8-K report dated November 8, 1996 (the "November 8-K"), the Partnership held a 24% interest in a zero-coupon mortgage loan (the "Laurel Centre Loan") made to the owner (the "Laurel Borrower") of the Laurel Centre Mall located in Laurel, Maryland (the "Mall") and secured by a first mortgage encumbering the Mall. The remaining 76% interest in the Laurel Centre Loan was held by a real estate mortgage investment conduit serviced by a third party. The Laurel Centre Loan accrued interest at the rate of 10.2% per annum and was due and payable on October 15, 1996. The fully accreted amount of the Laurel Centre Loan as of October 15, 1996 was $57,894,077. As of October 15, 1996, the Laurel Centre Loan was carried on the Partnership's books, for financial reporting and net asset value purposes, at $13,894,578, which amount represented the Partnership's full 24% interest in the Laurel Centre Loan.

        On or about October 16, 1996, the Partnership commenced an uncontested foreclosure against the Mall, as described in the November 8-K (the "Foreclosure"). During the Foreclosure, a third party unaffiliated with the Partnership or its general partner (the "General Partner") offered to purchase the Partnership's interest in the Laurel Centre Loan at a price equal to the amount the Partnership would have realized if the Laurel Centre Loan were paid in full, including interest at the nondefault rate of 10.2% to the date of closing of the purchase, less a negotiated discount of $100,000. The Partnership closed this transaction, and sold its entire interest in the Laurel Centre Loan to the unaffiliated third party, on January 24, 1997. Total proceeds were $14,184,321.02, the equivalent of $2.01 per Unit.

Item 5.         Other Events.

        As described in the November 8-K, the Partnership holds a zero-coupon mortgage loan (the "Hotel Loan") made to the owner of the Grand Hyatt San Francisco hotel (the "Hotel Borrower"), whose general partner is an affiliate of the General Partner. The Hotel Loan is secured by a second mortgage encumbering the Grand Hyatt San Francisco Hotel (the "Hotel"). The Hotel Loan accrued interest at 11% per annum and matured (subject to extension as provided in the original documents, and as described below) on January 2, 1997. At that date, the accreted balance of the Hotel Loan, in the total amount of $42,207,709, was due and payable to the Partnership.

        In late 1996, as described in the November 8-K, the Hotel Borrower proposed to sell the Hotel to an unaffiliated third party (the "Purchaser") at a price of $126,900,000 (subject to adjustments) (the "Sale"). The Sale is subject to certain conditions described in a purchase and sale agreement that has now been entered into between Hotel Borrower and Purchaser. The closing of the Sale is expected to occur no later than March 31, 1997. Based upon the negotiated selling price, Hotel Borrower would have sufficient proceeds to pay the first mortgage ("First Mortgage Loan") balance of approximately $89.7 million as of December 31, 1996. The remaining proceeds would, however, be insufficient to pay the entire balance of the Hotel Loan.

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        In connection with any material transactions entered into between the
Partnership and any affiliate, the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") requires that the General Partner retain an independent adviser to render an opinion to the effect that such transaction is fair, from a financial point of view, and at least as favorable to the Partnership as such transaction would be if entered into with an unaffiliated entity in similar circumstances. Accordingly, as discussed in the November 8-K, the Partnership engaged a nationally-recognized independent investment bank (the "Partnership's Independent Advisor"), to negotiate with an independent advisor to Hotel Borrower (the "Hotel Borrower's Independent Advisor") regarding the proposed Sale and to render the required opinion on the transaction.

        On behalf of the Partnership, the Partnership's Independent Advisor negotiated, with Hotel Borrower's Independent Advisor, an Allocation and Release Agreement dated as of November 1, 1996 (the "Allocation Agreement"), which was entered into between Hotel Borrower and the Partnership simultaneously with the contract for the Sale. Pursuant to the terms of the Allocation Agreement, the Partnership agreed (a) subject to certain limitations, to temporarily forbear during the pendency of the Sale from pursuing a foreclosure action on the Hotel Loan, and (b) to accept approximately $30,000,000 in full satisfaction of all of Hotel Borrower's obligations to the Partnership (including unsecured debt obligations and the obligation to reimburse the Partnership for certain costs).

        The Partnership's acceptance of such terms was conditioned on, among other things, the Sale being consummated by March 31, 1997, and the net proceeds from the sale being used first to repay in full all indebtedness outstanding under the First Mortgage Loan. Assuming the sale of the Hotel closes, the Partnership will, as a result, receive distributable proceeds of approximately $4 per unit. However, because the sale of the Hotel is subject to the satisfaction of certain conditions, including, among other things, Hotel Borrower's obtaining the approval of a majority in interest of its outstanding unitholders, there can be no assurance that the Sale will ultimately be consummated. A special meeting of the unitholders of Hotel Borrower to vote on the Sale is currently scheduled for February 7, but is anticipated to be adjourned to February 14, 1997. Based on the contemplated sale transaction, the Partnership's auditors recommended that for financial reporting and net asset value purposes, the Partnership adjust the Hotel Loan from its previous value of $0 to an adjusted value of $29,500,000 as of, and for the period ended September 30, 1996.

        By complaint dated January 24, 1997, certain holders of Units of the Partnership commenced an action in Delaware Chancery Court against the General Partner, the Hotel Borrower, its general partner, and others, naming the Partnership as a nominal defendant. The litigation seeks to set aside the Allocation Agreement on various grounds, including the affiliation between the General Partner and the general partner of the Hotel Borrower; alleged violations of the Partnership Agreement; and other theories to assert that the Partnership should receive the entire remaining proceeds from the sale of the Hotel after payment of the first mortgage, with no proceeds being paid to Hotel Borrower. The litigation, which does not seek to enjoin the sale itself, was filed as a purported class action on behalf of all Unit holders and as a purported derivative action in the name of the Partnership. The plaintiffs also seek damages. Counsel has been engaged and is defending the action.





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                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CAPITAL GROWTH MORTGAGE INVESTORS, L.P., a
                                      Delaware limited partnership (Registrant)


                                      By:    CG REALTY FUNDING, INC., a
                                             Delaware corporation



                                             By:  /s/ Daniel M. Palmer
                                                --------------------------------
                                                  Daniel M. Palmier,
                                                  Vice President and Chief
                                                  Financial Officer



Dated:  February 5, 1997






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